Exhibit 10.1

Execution Version

SEPARATION AGREEMENT

SEPARATION AGREEMENT dated the 22nd day of September, 2016 between ENDO HEALTH SOLUTIONS INC. (“Endo”), a wholly-owned subsidiary of Endo International plc (“Endo plc”), and RAJIV DE SILVA (“Mr. De Silva” and together with Endo, the “Parties”).

WHEREAS, Mr. De Silva is serving as President and Chief Executive Officer of Endo plc, pursuant to an Agreement entered into on February 28, 2016 (the “Employment Agreement”);

WHEREAS, the Parties have agreed that Mr. De Silva will cease to serve as President and Chief Executive Officer of Endo plc, and his employment with Endo shall terminate; and

WHEREAS, Endo and Mr. De Silva desire to enter into this Separation Agreement (this “Agreement”) to set forth the Parties’ agreement as to Mr. De Silva’s entitlements and continuing obligations in connection with his termination of employment.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Capitalized Terms. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Employment Agreement.

2.	Termination Date. The Parties agree that September 22, 2016 shall be Mr. De Silva’s last day of employment with Endo (the “Termination Date”). Mr. De Silva’s service as President and Chief Executive Officer of Endo plc shall terminate as of the Termination Date. Effective as of the Termination Date, Mr. De Silva hereby resigns from all positions he holds as an officer, director or otherwise with respect to Endo, Endo plc and their respective affiliates.

3.	Remuneration Upon Termination. The Parties acknowledge that in connection with Mr. De Silva’s termination of employment with Endo, he shall be entitled to (or eligible for, as the case may be) the following:

(a)	Endo shall pay Mr. De Silva his Accrued Compensation (which, for this purpose, shall include Base Salary in lieu of the 30-day notice required by Section 6(d) of the Employment Agreement), payable in accordance with the terms of the Employment Agreement;

(b)	subject to Mr. De Silva executing the general release of claims attached hereto as Annex A (the “Release”) within twenty-one (21) days following the Termination Date and not revoking his consent to such Release, Endo shall pay Mr. De Silva his Pro Rata Bonus based on actual performance for 2016 relative to the performance goals applicable to Mr. De Silva, with such amount payable at such time the Incentive Compensation is paid to employees who have not experienced a termination of employment;

(c)	subject to Mr. De Silva executing the Release within twenty-one (21) days following the Termination Date and not revoking his consent to such Release, Endo shall pay Mr. De Silva an amount equal to two (2) times the sum of Mr. De Silva’s Base Salary and Target Bonus as in effect immediately prior to the Termination Date, such payment being made within sixty (60) days following the Termination Date;

(d)	subject to Mr. De Silva executing the Release within twenty-one (21) days following the Termination Date and not revoking his consent to the Release, for a period of two (2) years following the Termination Date, Endo shall provide Mr. De Silva and his dependents continued coverage under the health, medical, dental, vision and life insurance programs and policies in which Mr. De Silva and/or his dependents were eligible to participate immediately prior to the Termination Date in accordance with the provisions of Section 8(d)(iv) of the Employment Agreement;

(e)	subject to Mr. De Silva executing the Release within twenty-one (21) days following the Termination Date and not revoking his consent to the Release and Mr. De Silva satisfying his obligations under Section 4 of this Agreement, any outstanding stock options vested as of the Termination Date shall remain exercisable for three years following the Termination Date; and

(f)	except as provided in Section 3(e) above, each equity award held by Mr. De Silva outstanding as of the Termination Date shall be treated in accordance with the applicable equity plans and award agreements.

4.	Consulting Services.

(a)	For a period beginning on the Termination Date and ending six months following the Termination Date (the “Consulting Period”), Mr. De Silva agrees to perform for Endo services related to company business and legal matters as reasonably directed by the Board of Directors of Endo plc (the “Board”) and/or chief executive officer of Endo (the “Services”) and commensurate with Mr. De Silva’s prior level of position and knowledge. The Parties reasonably expect that the performance of the Services will not require Mr. De Silva to work more than twenty percent (20%) of the average level of services performed by Mr. De Silva during the thirty-six (36) months immediately preceding the Termination Date. All Services will be performed by Mr. De Silva with a level of skill and care generally exercised by others performing the same or similar services. In performing the Services, Mr. De Silva will comply fully with all applicable laws, and all applicable policies of Endo and its affiliates.

(b)	In exchange for the Services performed hereunder:

(i)	Endo agrees to pay Mr. De Silva an aggregate amount equal to $250,000 in cash, which shall be payable in substantially equal portions no less frequently than monthly;

(ii)	Endo shall reimburse Mr. De Silva for any reasonable and documented out of pocket travel and meal expenses incurred by Mr. De Silva in providing the Services, provided that they are consistent with Endo’s travel policy (as applicable to Mr. De Silva immediately prior to his Termination Date) and that appropriate proof of expenditure is provided;

(iii)	without limiting the generality of Section 10 herein, Endo shall provide Mr. De Silva with indemnification and advancement of expenses equivalent to the indemnification and advancement of expenses he was receiving immediately prior to the Termination Date.

(c)	Mr. De Silva may terminate the Services by written notice at any time. Endo may terminate the Services only for Cause. Upon a termination of the Services under this Section 4(c), no further payments or benefits shall be due to Mr. De Silva under Section 4(b) of this Agreement except for any accrued but unpaid consulting fees or other amounts due through the date of termination of the Services.

(d)	In all matters relating to the Services, Mr. De Silva shall be acting as an independent contractor. Neither Mr. De Silva, nor any affiliated employees or subcontractors, shall be the agent(s) or employee(s) of Endo under the meaning or application of any federal or state laws, including but not limited to unemployment insurance or worker’s compensation laws. Mr. De Silva will be solely responsible for all income, business or other taxes such as social security and unemployment payable as a result of fees paid for the Services. Mr. De Silva shall not sign any agreements or make any commitments on behalf of Endo, or bind Endo in any way, nor shall Mr. De Silva make any public statements on behalf of or with respect to Endo, in each case without prior express written authorization from Endo.

5.	Confidentiality. The Article entitled “Records and Confidential Data” as set forth in Section 10 of the Employment Agreement shall continue to apply.

6.	Restrictive Covenants.

(a)

The Article entitled “Covenant Not to Solicit, Not to Compete, Not to Disparage, to Cooperate in Litigation and Not to Cooperate with Non-Governmental Third Parties” as set forth in Section 11 of the Employment Agreement, is incorporated by reference herein (other than Section 11(d) of the Employment Agreement which is superseded in its entirety by Section 7 of this Agreement) and the twenty-four (24) month period set forth therein shall commence upon the Termination Date; provided, however, the definition of a “Competing Business” in Section 11(b) of the Employment Agreement shall be revised to mean (i) any third party or business whose branded products or services compete with any products or services (both on the market and in development) of the branded pharmaceuticals business of Endo plc or any of its affiliates as of the Termination Date or (ii) any third party or business whose generic products or services compete with any products or services (both on the market and in development) of the generics business of Endo plc or any of its affiliates as of the Termination Date that, in either case, constitutes more than 5% of the revenue of Endo plc and its affiliates as of the Termination Date (for the avoidance of the doubt, subsections 1 l(b)(ii) and (iii) and the proviso in subsection 1 l(b)(i) shall continue to apply). Endo’s right to injunctive relief and additional remedies as set forth in Section 12 of the Employment Agreement shall continue to apply.

(b)	Pursuant to Section 1833(b) of the Defend Trade Secrets Act of 2016, Mr. De Silva acknowledges that he shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing herein is intended to conflict with Section 1833(b) of the Defend Trade Secrets Act of 2016 or create liability for disclosures of trade secrets that are expressly allowed by such Section.

7.	Cooperation.

(a)

Mr. De Silva agrees to reasonably cooperate with Endo and its affiliates in all matters concerning: (i) requests for information about the services or advice Mr. De Silva provided to Endo during his employment with Endo, its affiliates and their predecessors; (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Endo, its affiliates and their predecessors which relate to events or occurrences that transpired while Mr. De Silva was employed by Endo, its affiliates or their predecessors; or (iii) any inquiry, administrative proceeding, investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Mr. De Silva was employed by Endo, its affiliates and their predecessors. Mr. De Silva’s cooperation shall include: (A) being available to meet and speak with officers or employees of Endo, Endo’s counsel or any third-parties at the request of Endo at mutually convenient times and locations, (B) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions, (C) producing all documents in Mr. De Silva’s possession or control that Mr. De Silva is reasonably requested to produce, (D) executing accurate and truthful documents, and (E) taking such other actions as may reasonably be requested by Endo and/or Endo’s counsel to effectuate the foregoing. Such cooperation shall be subject to Mr. De Silva’s business and personal commitments and shall not require Mr. De Silva to cooperate against his own legal interests or the legal interests of any future employer of his. Mr. De Silva will not furnish information to or cooperate with any non-governmental entity (other than Endo) in connection with any proceeding or legal action involving Endo, its affiliates and their predecessors; provided, that, following the second anniversary of the Termination Date, such prohibition shall not extend to any such actions taken by Mr. De Silva on behalf of (A) Mr. De Silva’s then current employer, (B) any entity with respect to which Mr. De Silva is then a member of the board of directors or managers, as applicable, or (C) any non-publicly traded entity with respect to which Mr. De Silva is a 5% or more equity owner (or an affiliate of any such entities referenced in clause (A), (B) or (C)). Nothing in this provision shall require Mr. De Silva to violate his obligation to comply with valid legal process. Mr. De Silva agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to his employment by the Company, Mr. De Silva will, to the extent not legally prohibited from doing so, give prompt notice of such request to the Chief Legal Officer of the Company so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure.

(b)	The Company agrees to promptly reimburse Mr. De Silva for reasonable expenses reasonably incurred by him in connection with his cooperation pursuant to Section 7(a) above (including travel expenses at the level of travel permitted by the Employment Agreement and reasonable attorney fees in the event Mr. De Silva reasonably determines that separate legal counsel appropriate). Such reimbursements shall be made as soon as practicable, and in no event later than the calendar year following the year in which such expenses are incurred.

8.	Representations. Mr. De Silva represents and agrees that, except for any concerns which he has previously identified to Endo or of which the Board is aware, he is not aware of and has not engaged in any violations of any laws, rules or regulations with respect to any accounting, financial, reporting, regulatory or any other others at Endo or its affiliates by any of their respective officers, directors, employees, agents or any other person providing services to them. Mr. De Silva further represents and agrees, both personally and in his capacity as a director of Endo plc, that, prior to the date of this Agreement, he has (i) duly waived any and all rights to notice of the Special Meeting of the Board held on September 22, 2016, and any adjournments thereto (the “September 22 Meeting”), including without limitation any rights under the Memorandum and Articles of Association of Endo plc, and (ii) irrevocably recused himself from any participation in the September 22 Meeting. The Company represents and agrees that, as of the date hereof, the Board is not aware of any violations of laws, rules or regulations by Mr. De Silva in the performance of his duties on behalf of the Company or of any claims or actions that it might reasonably be expected to have against him.

9.	Other Company Policies. Mr. De Silva agrees that he shall continue to be bound by and comply with the terms of Mr. De Silva’s confidentiality obligations to Endo and any other policies of Endo and its affiliates that survive termination of employment and shall comply fully with such policies during the Consulting Period.

10.	Indemnification. From and after the date hereof, Mr. De Silva shall be indemnified by Endo (and be covered by applicable directors’ and officers’ liability insurance policies) to the extent provided for in Section 14(d) of the Employment Agreement.

11.	Fees and Expenses. Endo shall pay reasonable and documented legal fees and related expenses, up to a maximum amount of $20,000, incurred by Mr. De Silva in connection with the negotiation of this Agreement. Such reimbursement shall be made as soon as practicable, but in no event later than the end of the calendar year following the calendar year in which the expenses were incurred. Mr. De Silva is responsible for any taxes that may be due based upon the value of the fees and expenses reimbursed by Endo. Mr. De Silva agrees that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement.

12.	Section 409A; Other Tax Matters. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding any other provision of this Agreement, Endo may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations.

13.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. Any dispute hereunder may be adjudicated in any Federal or state court sitting in the State of Delaware or, at the Company’s election, in any other state in which Mr. De Silva maintains his principal residence or his principle place of business.

14.	Entire Agreement. This Agreement sets forth the entire agreement between Mr. De Silva and Endo concerning the termination of Mr. De Silva’s employment and the provision of consulting services, and, except as otherwise provided herein, this Agreement supersedes any other written or oral promises concerning the subject matter of this Agreement, including, without limitation, those set forth in the Employment Agreement. No modification, waiver or amendment of this Agreement will be effective unless it is in writing, refers to this Agreement, and is signed by the Chief Executive Officer of Endo plc at such time.

15.	Incorporation by Reference. Sections 14(a), 14(c), 14(e), 14(i), 14(j), 14(n), 14(o) and 14(r) of the Employment Agreement (but applicable in each case to this Agreement rather than to the Employment Agreement) shall be incorporated herein by reference.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ENDO HEALTH SOLUTIONS INC.

By:	/s/ Roger H. Kimmel
Name:	Roger H. Kimmel
Title:	Chairman of the Board of Directors

EXECUTIVE

/s/ RAJIV DE SILVA
RAJIV DE SILVA

[SEPARATION AGREEMENT SIGNATURE PAGE]

Annex A

THIS RELEASE AGREEMENT (the “Release”) is made by and between Rajiv De Silva (“Executive”) and Endo Health Solutions, Inc. (the “Company”).

1. FOR AND IN CONSIDERATION of the payments and benefits provided in Section 3(b), (c), (d) and (e) of the Separation Agreement between Executive and the Company dated as of September 22, 2016, (the “Separation Agreement”), Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date Executive executes the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement (as defined in the Separation Agreement); (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, any claim arising under the provisions of the False Claims Act; 31 U.S.C.A. § 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, Executive Order 11246, the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law and/or the applicable state or local law or ordinance against discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date the Release is executed; (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or state law or any other indemnification agreement entered into between Executive and the Company; (c) any rights Executive may have under any applicable general liability and/or directors and officers insurance policy maintained by the Company; (d) any rights Executive may have to vested benefits under employee benefit plans or incentive compensation plans of the Company; (e) any rights Executive may have as a general shareholder of the Company; (f) Executive’s ability to bring appropriate proceedings to enforce the Release; (g) any rights Executive may have that arise

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under (and that are preserved by) the Separation Agreement; and (h) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees. Nothing in this Release is intended to prohibit or restrict Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment; provided that Executive hereby waives the right to recover any monetary damages or other relief against any Releasees.

2. Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

3. Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has had at least twenty-one (21) calendar days to consider the Release, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to: Chief Legal Officer, Endo, 1400 Atwater Drive, Malvern, PA 19355. The Release shall not be effective, and no payments shall be due hereunder, earlier than the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.

4. It is understood and agreed by Executive that any payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

5. The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.

6. The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Delaware or, at the Company’s election, in any other state in which Executive maintains Executive’s principal residence or Executive’s principal place of business,

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and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

7. The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

8. The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year provided below.

IMPORTANT NOTICE: BY SIGNING BELOW YOU RELEASE AND GIVE UP ANY AND ALL LEGAL CLAIMS, KNOWN AND UNKNOWN, THAT YOU MAY HAVE AGAINST THE COMPANY AND RELATED PARTIES.

/s/ Larry Cunningham	/s/ Rajiv De Silva
ENDO HEALTH SOLUTIONS INC.	Rajiv De Silva

Dated: September 23, 2016	Dated: 9/22/2016

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